                    GREAT AMERICAN FINANCIAL RESOURCES, INC.
                            EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                 March 31,         Year Ended December 31,
                                ----------    ----------------------------------
                                2001  2000    2000    1999    1998   1997   1996
                                ----  ----    ----    ----    ----   ----   ----

Income before income taxes,
 extraordinary items and
 accounting changes            $26.1 $23.2   $81.1   $92.0  $143.9 $103.4  $80.7
Plus dividends from affiliate    0.0   0.0     0.0     0.5     0.5    0.5    0.5
Plus minority interest in
 subsidiaries having fixed
 charges                         0.0   0.0     0.0     1.0     0.0    0.2    0.5
Fixed charges:
 Interest and other debt
   expenses                      2.8   3.5    13.8    11.9    10.8    8.9   14.3
 Preferred dividends of
   subsidiary trusts             4.5   4.6    18.4    18.6    19.0   15.5    1.0
 One-third of rentals            0.5   0.5     2.0     1.9     1.7    1.0    0.9
                               ----- -----  ------  ------  ------ ------  -----
     Earnings                  $33.9 $31.8  $115.3  $125.9  $175.9 $129.5  $97.9
                               ===== =====  ======  ======  ====== ======  =====

Fixed charges:
  Interest and other debt
    expenses                    $2.8  $3.5   $13.8   $11.9  $ 10.8   $8.9  $14.3
  Preferred dividends of
   subsidiary trusts             4.5   4.6    18.4    18.6    19.0   15.5    1.0
  One-third of rentals           0.5   0.5     2.0     1.9     1.7    1.0    0.9
                               ----- -----  ------  ------  ------ ------  -----
      Fixed charges             $7.8  $8.6   $34.2   $32.4  $ 31.5  $25.4  $16.2
                                ====  ====   =====   =====  ======  =====  =====

Fixed charges and preferred
  dividends:
    Fixed charges - per above   $7.8  $8.6   $34.2   $32.4  $31.5  $25.4   $16.2
    Preferred dividends ( * )    0.0   0.0     0.0     0.0    0.0    1.4     1.8
                               ----- -----  ------  ------  ------ ------  -----
Fixed charges and preferred
  dividends                     $7.8  $8.6   $34.2   $32.4  $31.5  $26.8   $18.0
                               ===== =====   =====   =====  =====  =====   =====
Ratio of earnings to fixed
  charges                       4.35  3.60    3.37    3.89   5.58   5.10    6.04
                               ===== =====   =====   =====  =====  =====   =====
Earnings in excess of fixed
  charges                      $26.1 $23.2   $81.1   $93.5 $144.4 $104.1   $81.7
                               ===== =====   =====   =====  =====  =====   =====
Ratio of earnings to fixed
  charges and preferred
  dividends                     4.35  3.60    3.37    3.89   5.58   4.82    5.43
                               ===== =====   =====   =====  =====  =====   =====

Earnings in excess of fixed
  charges and preferred
  dividends                    $26.1 $23.2   $81.1   $93.5 $144.4 $102.7   $79.9
                               ===== =====   =====   =====  =====  =====   =====

Amounts represent  preferred dividend  requirements of GAFRI (parent) multiplied by the ratio that pretax earnings bears to net earnings.